Exhibit 99.1

FOR IMMEDIATE RELEASE
Stoneridge Reports Fourth Quarter 2023 Results

Achieves Q4 Sequential EPS Improvement In Line with Prior Expectations
Establishes 2024 Midpoint Revenue Guidance of $1 Billion And Midpoint EBITDA of $67 Million (Midpoint EBITDA Margin Expansion Of 170 Basis Points vs. 2023)

Maintains 2027 Long-Term Target and Establishes 2028 Revenue Target of $1.35 - $1.55 Billion and EBITDA Margin Target of 12.0% - 14.0%

2023 Fourth Quarter Results
•Sales of $229.5 million
•Adjusted sales of $229.4 million
•Gross profit of $45.5 million
•Adjusted gross profit of $45.7 million (19.9% of adjusted sales)
•Operating income of $6.0 million
•Adjusted operating income of $6.2 million (2.7% of adjusted sales)
•Adjusted EBITDA of $15.6 million (6.8% of adjusted sales)
•Earnings per share (“EPS”) of $0.11
•Adjusted earnings per share of $0.12

2024 Full-Year Guidance
•Midpoint sales of $1 billion
•Midpoint EBITDA of $67 million
•Midpoint EBITDA margin of 6.7%
NOVI, Mich. – February 28, 2024 – Stoneridge, Inc. (NYSE: SRI) today announced financial results for the fourth quarter ended December 31, 2023, with sales of $229.5 million and earnings per share of $0.11. Adjusted sales for the fourth quarter were $229.4 million and adjusted earnings per share were $0.12. This results in full-year sales of $975.8 million with a loss per share of $(0.19). Adjusted sales for the full-year were $961.2 million while adjusted loss per share was $(0.08). The exhibits attached hereto provide reconciliation detail on normalizing adjustments of non-GAAP financial measures used in this press release.
For the fourth quarter of 2023, Stoneridge reported gross profit of $45.5 million and adjusted gross profit of $45.7 million (19.9% of adjusted sales). Operating income was $6.0 million and adjusted operating income was $6.2 million (2.7% of adjusted sales). Adjusted EBITDA was $15.6 million (6.8% of adjusted sales),
For the full-year ended December 31 2023, Stoneridge reported gross profit of $201.3 million and adjusted gross profit of $202.1 million (21.0% of adjusted sales). Operating income was $12.8 million and adjusted operating income was $16.2 million (1.7% of adjusted sales). Adjusted EBITDA was $48.1 million (5.0% of adjusted sales) an increase of 150 basis points relative to the full-year 2022.
Jim Zizelman, president and chief executive officer, commented, “In the fourth quarter, we delivered on our previously provided EPS expectations driving sequential improvement from the third quarter. In 2023, we faced significant macroeconomic headwinds specifically related to the UAW strike, and the slower-than-expected rate of penetration for electric vehicles. That said, we delivered on the financial commitments we outlined at the beginning of the year, driven by the execution of our new program launches and the ramp-up of recently launched programs, continuous improvement in our manufacturing facilities and the execution of operating expense initiatives to both reduce cost and improve efficiency. Looking forward, we will continue to evaluate our cost structure and organization to ensure that we are optimizing cost and organizational capability. Finally, we remain focused on efficient cash generation and specifically, reducing our inventory to generate incremental cash as we continue to grow. As a result, we have set ourselves up for continued strong performance in 2024.”
Zizelman continued, “We remain focused on executing our long-term growth strategy. By leveraging our drivetrain agnostic technologies and our products aligned with industry megatrends, we expect to drive outsized growth over the long-term. Contributing to this growth are our MirrorEye® and Smart 2 tachograph products, both of which launched on significant platforms this year and will continue to grow in both the OEM and aftermarket channels going forward. Earlier this week, we announced our next OEM MirrorEye programs will be launching with Volvo in Europe in mid-2024 and in North America in early 2025. Earlier this month, we announced the extension of our Federal Motor Carrier Safety Administration (FMCSA) exemption for an additional 5 years which will allow our US-based fleet partners to maximize on the safety and fuel economy benefits of MirrorEye. Today, we are announcing three additional fleet partnerships with PS Logistics, Stokes Trucking and Cargo Transporters. These fleets understand the significant safety and fuel economy benefits of MirrorEye and have committed to equipping all of their long-haul trucks with MirrorEye over time. Furthermore, our Smart 2 tachograph launched earlier this year providing significant growth opportunities aligned with regulatory changes and requirements over the next several years.”
Zizelman concluded, “We have a strong backlog, products aligned with industry megatrends and drivetrain agnostic technologies that will allow us to continue to grow as market preferences and customer platforms continue to evolve. We continue to focus on operational improvements and material cost reductions to drive gross margin expansion while we leverage our existing cost structure to expand operating margin as we grow. While we made a significant amount of progress in 2023, we are expecting continued improvement in 2024. Stoneridge remains well positioned to outpace our underlying end market growth and drive significant earnings expansion going-forward.”
Fourth Quarter in Review
Control Devices sales of $75.4 million decreased by 12.2% relative to the fourth quarter of 2022. This decrease was primarily due to lower sales in the North American passenger vehicle end market due in part to the UAW strike as well as reduced electric vehicle production volumes, partially offset by higher sales in China. Fourth quarter adjusted operating margin of 1.2% declined by 520 basis points relative to the fourth quarter of 2022, primarily due to unfavorable fixed cost leverage as a result of decreased sales as well as incremental costs incurred related to a distressed supplier.
Electronics adjusted sales of $146.8 million increased by 8.9% relative to the fourth quarter of 2022. This increase was primarily driven by higher customer production volumes and the launch of new programs and ramp-up of existing programs in the European and North American commercial vehicle end markets, along with favorable foreign currency translation, partially offset by lower sales in the European and North American off-highway end markets. Fourth quarter adjusted operating margin of 7.5% improved by 380 basis points relative to the fourth quarter of 2022, primarily due to higher contribution from incremental sales, direct material cost improvements including the impact of price increases and lower D&D costs due to the timing of customer reimbursements.
Stoneridge Brazil sales of $13.9 million increased by 6.4% relative to sales in the fourth quarter of 2022. This increase was primarily due to favorable foreign currency translation and higher sales in local OEM products. Fourth quarter adjusted operating margin of 7.0% increased by approximately 100 basis points relative to the fourth quarter of 2022, primarily due to higher sales and lower material costs.
Cash and Debt Balances
As of December 31, 2023, Stoneridge had cash and cash equivalents balances totaling $40.8 million. Total debt as of December 31, 2023 was $191.5 million resulting in net debt of $150.6 million. Per the terms of our Credit Facility, the Company remains compliant with the required covenants and reported a net debt to trailing twelve-month EBITDA compliance ratio of 3.13x.
The Company continues to focus on operating performance and working capital improvement to drive cash performance, particularly related to inventory reduction. As a result, the Company expects a net debt to EBITDA ratio for compliance purposes of 2.0x - 2.5x by the end of 2024.
2024 Outlook
The Company is issuing guidance ranges for its full-year 2024 performance including sales guidance of $990 million to $1,010 million, gross margin guidance of 22.0% to 22.75%, operating margin guidance of 2.75% to 3.25%, earnings per share guidance of $0.30 to $0.40 and EBITDA guidance of $64 million to $70 million, or 6.5% to 6.9% of sales.
Matt Horvath, chief financial officer, commented “Our midpoint revenue guidance of $1 billion results in approximately 4% growth relative to 2023, which outpaces our weighted-average OEM end markets which are expected to decline by 5%. We expect continued strong growth primarily due to the launch of MirrorEye with Peterbilt in North America and with Volvo in Europe mid-year. We expect that our Smart 2 tachograph platform will continue to grow in both OEM and aftermarket applications as regulations continue to drive adoption in Europe.”
Horvath continued, “We expect strong contribution margins on our growth as we continue to focus on operational improvement and material cost reduction actions to drive gross margin expansion. Similarly, the annualized impact of the cost actions taken last year in addition to our continued focus on an optimized structure from both a resources and cost perspective, are expected to drive operating leverage on continued growth. Driven primarily by our expected revenue growth, focus on gross margin improvement and leveraging our global footprint to maximize our capabilities and output, we expect EBITDA margin expansion of 150 to 190 basis points relative to 2023 resulting in EBITDA of $64 million to $70 million in 2024.”
Horvath concluded, “Finally, we are reaffirming and advancing the long-term targets we outlined last year as we expect 2028 revenue of $1.45 billion and EBITDA margin of 13.0% at the midpoint of our long-term guided ranges. We remain focused on building a strong foundation for continued earnings expansion as we capitalize on our robust backlog and impressive portfolio of advanced technologies. Stoneridge remains well positioned to continue to outperform our underlying markets and drive margin expansion resulting in long-term shareholder value creation.”
Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2023 fourth quarter results can be accessed at 9:00 a.m. Eastern Time on Thursday, February 29, 2024, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Novi, Michigan, is a global designer and manufacturer of highly engineered electrical and electronic systems, components and modules for the automotive, commercial, off-highway and agricultural vehicle markets. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements
Statements in this press release contain “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this report and may include statements regarding the intent, belief or current expectations of the Company, with respect to, among other things, our (i) future product and facility expansion, (ii) acquisition strategy, (iii) investments and new product development, (iv) growth opportunities related to awarded business, and (v) operational expectations. Forward-looking statements may be identified by the words “will,” “may,” “should,” “designed to,” “believes,” “plans,” “projects,” “intends,” “expects,” “estimates,” “anticipates,” “continue,” and similar words and expressions. The forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other factors:
•the ability of our suppliers to supply us with parts and components at competitive prices on a timely basis, including the impact of potential tariffs and trade considerations on their operations and output;
•fluctuations in the cost and availability of key materials (including semiconductors, printed circuit boards, resin, aluminum, steel and copper) and components and our ability to offset cost increases through negotiated price increases with our customers or other cost reduction actions, as necessary;
•global economic trends, competition and geopolitical risks, including impacts from ongoing or potential global conflicts and any related sanctions and other measures, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and other countries;
•our ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions;
•the reduced purchases, loss or bankruptcy of a major customer or supplier;
•the costs and timing of business realignment, facility closures or similar actions;
•a significant change in automotive, commercial, off-highway or agricultural vehicle production;
•competitive market conditions and resulting effects on sales and pricing;
•foreign currency fluctuations and our ability to manage those impacts;
•customer acceptance of new products;
•our ability to successfully launch/produce products for awarded business;
•adverse changes in laws, government regulations or market conditions affecting our products, our suppliers, or our customers’ products;
•our ability to protect our intellectual property and successfully defend against assertions made against us;
•liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers;
•labor disruptions at our facilities, or at any of our significant customers or suppliers;
•business disruptions due to natural disasters or other disasters outside of our control;
•the amount of our indebtedness and the restrictive covenants contained in the agreements governing our indebtedness, including our revolving Credit Facility;
•capital availability or costs, including changes in interest rates;
•the failure to achieve the successful integration of any acquired company or business;
•risks related to a failure of our information technology systems and networks, and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber-attack and other similar disruptions; and
•the items described in Part I, Item IA (“Risk Factors”) in our Form 10-K filed with the SEC.

The forward-looking statements contained herein represent our estimates only as of the date of this release and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether to reflect actual results, changes in assumptions, changes in other factors affecting such forward-looking statements or otherwise.
Use of Non-GAAP Financial Information
This press release contains information about the Company’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these non-GAAP financial measures for 2023 and 2022 is not intended to indicate that Stoneridge is explicitly or implicitly providing projections on those non-GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.
Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that adjusted sales, adjusted gross profit and margin, adjusted operating income and margin, adjusted income (loss) before tax, adjusted net income (loss), adjusted earnings (loss) per share, adjusted EBITDA, adjusted EBITDA margin, adjusted tax expense, adjusted tax rate, adjusted net debt and adjusted cash are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods.
Adjusted sales, adjusted gross profit and margin, adjusted operating income and margin, adjusted income (loss) before tax, adjusted net income (loss), adjusted earnings (loss) per share, adjusted EBITDA, adjusted EBITDA margin, adjusted tax expense, adjusted tax rate, adjusted net debt and adjusted cash should not be considered in isolation or as a substitute for sales, gross profit, operating income, income (loss) before tax, net income (loss), earnings (loss) per share, tax expense, tax rate, debt, cash and cash equivalents, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP.
For more information, contact Kelly K. Harvey, Director Investor Relations (Kelly.Harvey@Stoneridge.com).

CONSOLIDATED BALANCE SHEETS

December 31, (in thousands)	2023	2022

ASSETS
Current assets:
Cash and cash equivalents	$40,841	$54,798
Accounts receivable, less reserves of $1,058 and $962, respectively	166,545	158,155
Inventories, net	187,758	152,580
Prepaid expenses and other current assets	34,246	44,018
Total current assets	429,390	409,551
Long-term assets:
Property, plant and equipment, net	110,126	104,643
Intangible assets, net	47,314	45,508
Goodwill	35,295	34,225
Operating lease right-of-use asset	10,795	13,762
Investments and other long-term assets, net	46,980	44,416
Total long-term assets	250,510	242,554
Total assets	$679,900	$652,105

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of debt	$2,113	$1,450
Accounts payable	111,925	110,202
Accrued expenses and other current liabilities	64,203	66,040
Total current liabilities	178,241	177,692
Long-term liabilities:
Revolving credit facility	189,346	167,802
Deferred income taxes	7,224	8,498
Operating lease long-term liability	7,684	10,594
Other long-term liabilities	9,688	6,577
Total long-term liabilities	213,942	193,471
Shareholders' equity:
Preferred Shares, without par value, 5,000 shares authorized, none issued	—	—
Common Shares, without par value, 60,000 shares authorized, 28,966 and 28,966 shares issued and 27,549 and 27,341 shares outstanding at December 31, 2023 and December 31, 2022, respectively, with no stated value	—	—
Additional paid-in capital	227,340	232,758
Common Shares held in treasury, 1,417 and 1,625 shares at December 31, 2023 and December 31, 2022, respectively, at cost	(43,344)	(50,366)
Retained earnings	196,509	201,692
Accumulated other comprehensive loss	(92,788)	(103,142)
Total shareholders' equity	287,717	280,942
Total liabilities and shareholders' equity	$679,900	$652,105

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended December 31, (in thousands, except per share data)	2023	2022	2021

Net sales	$975,818	$899,923	$770,462
Costs and expenses:
Cost of goods sold	774,512	724,997	603,604
Selling, general and administrative	117,395	106,695	116,000
Gain on sale of Canton Facility, net	—	—	(30,718)
Design and development	71,075	65,296	66,165
Operating income	12,836	2,935	15,411
Interest expense, net	13,000	7,097	5,189
Equity in loss (earnings) of investee	522	823	(3,658)
Other expense, net	1,236	5,711	1,444
(Loss) income before income taxes	(1,922)	(10,696)	12,436
Provision for income taxes	3,261	3,360	9,030
Net (loss) income	$(5,183)	$(14,056)	$3,406

(Loss) earnings per share:
Basic	$(0.19)	$(0.52)	$0.13
Diluted	$(0.19)	$(0.52)	$0.12

Weighted-average shares outstanding:
Basic	27,443	27,258	27,114
Diluted	27,443	27,258	27,416

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended December 31, (in thousands)	2023	2022	2021

OPERATING ACTIVITIES:
Net (loss) income	$(5,183)	$(14,056)	$3,406
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	26,749	26,720	27,823
Amortization, including accretion and write-off of deferred financing costs	8,132	8,055	6,648
Deferred income taxes	(4,038)	(5,110)	(511)
Loss (earnings) of equity method investee	522	823	(3,658)
Gain on sale of fixed assets	(860)	(241)	(165)
Share-based compensation expense	3,322	5,942	5,960
Excess tax deficiency (benefit) related to share-based compensation expense	230	543	(563)
Gain on sale of Canton Facility, net	—	—	(30,718)
Gain on disposal of business and joint venture, net	—	—	(2,942)
Change in fair value of earn-out contingent consideration	—	—	2,065
Changes in operating assets and liabilities:
Accounts receivable, net	(5,854)	(13,161)	(17,019)
Inventories, net	(31,563)	(20,127)	(51,270)
Prepaid expenses and other assets	16,625	(5,159)	(5,116)
Accounts payable	1,090	18,489	16,515
Accrued expenses and other liabilities	(4,226)	4,088	13,297
Net cash provided by (used for) operating activities	4,946	6,806	(36,248)

INVESTING ACTIVITIES:
Capital expenditures, including intangibles	(38,498)	(31,609)	(27,031)
Proceeds from sale of fixed assets	1,869	158	268
Proceeds from settlement of net investment hedges	—	3,820	—
Proceeds from disposal of business, net	—	—	1,837
Proceeds from disposal of joint venture, net	—	—	20,999
Proceeds from sale of Canton Facility, net	—	—	35,167
Investment in venture capital fund, net	(350)	(950)	(3,199)
Net cash (used for) provided by investing activities	(36,979)	(28,581)	28,041

FINANCING ACTIVITIES:
Revolving credit facility borrowings	117,369	21,562	91,913
Revolving credit facility payments	(96,568)	(18,000)	(64,000)
Proceeds from issuance of debt	35,757	38,940	45,753
Repayments of debt	(35,102)	(42,248)	(48,107)
Earn-out consideration cash payment	—	(6,276)	—
Other financing costs	(2,251)	(484)	(18)
Repurchase of Common Shares to satisfy employee tax withholding	(1,720)	(791)	(2,665)
Net cash provided by (used for) financing activities	17,485	(7,297)	22,876

Effect of exchange rate changes on cash and cash equivalents	591	(1,677)	(3,041)
Net change in cash and cash equivalents	(13,957)	(30,749)	11,628
Cash and cash equivalents at beginning of period	54,798	85,547	73,919

Cash and cash equivalents at end of period	$40,841	$54,798	$85,547

Supplemental disclosure of cash flow information:
Cash paid for interest	$13,007	$7,293	$6,055
Cash paid for income taxes, net	$10,302	$6,178	$11,267

Regulation G Non-GAAP Financial Measure Reconciliations
Reconciliation to US GAAP
Exhibit 1 - Reconciliation of Adjusted EPS

Reconciliation of Q4 2023 Adjusted EPS
(USD in millions, except EPS)	Q4 2023	Q4 2023 EPS
Net Income	$3.0	$0.11

Add: After-Tax Business Realignment Costs	0.1	—
Add: After-Tax Deferred Financing Fee Write Off	0.2	0.01
Adjusted Net Income	$3.4	$0.12

Reconciliation of Full-Year 2023 Adjusted EPS
(USD in millions, except EPS)	2023	2023 EPS
Net Loss	$(5.2)	$(0.19)

Add: After-Tax Business Realignment Costs	3.7	0.13
Add: After-Tax Brazilian Indirect Tax Credits, Net	(0.3)	(0.01)
Add: After-Tax Deferred Financing Fee Write Off	0.2	0.01
Less: After-Tax Gain on Disposal of Fixed Assets	(0.6)	(0.02)
Add: After-Tax Environmental Remediation Costs	0.1	—
Adjusted Net Loss	$(2.1)	$(0.08)

Exhibit 2 – Reconciliation of Adjusted EBITDA

(USD in millions)	Q4 2022	2022	Q1 2023	Q2 2023	Q3 2023	Q4 2023	2023
Income (Loss) Before Tax	$0.7	$(10.7)	$(8.1)	$(1.5)	$4.4	$3.2	$(1.9)

Interest expense, net	2.2	7.1	2.7	3.1	3.3	3.8	13.0
Depreciation and amortization	8.2	33.7	8.3	8.4	8.5	8.4	33.6
EBITDA	$11.1	$30.1	$3.0	$10.0	$16.2	$15.5	$44.7

Add: Pre-Tax Business Realignment Costs	—	0.3	1.3	1.9	1.2	0.1	4.5
Less: Pre-Tax Gain on Disposal of Fixed Assets	—	—	(0.8)	—	—	—	(0.8)
Add: Pre-Tax Environmental Remediation Costs	—	—	0.1	—	—	—	0.1
Add: Pre-Tax Brazilian Indirect Tax Credits, Net	—	(0.6)	—	—	(0.5)	—	(0.5)
Adjusted EBITDA	$11.1	$29.8	$3.6	$11.9	$17.0	$15.6	$48.1

Exhibit 3 – Reconciliation of Adjusted Gross Profit

(USD in millions)	Q4 2022	2022	Q4 2023	2023
Gross Profit	$45.5	$174.9	$45.5	$201.3

Add: Pre-Tax Business Realignment Costs	—	—	0.1	0.8
Adjusted Gross Profit	$45.5	$174.9	$45.7	$202.1

Exhibit 4 - Reconciliation of Adjusted Operating Income

(USD in millions)	Q4 2022	2022	Q4 2023	2023
Operating Income	$6.0	$2.9	$6.0	$12.8

Add: Pre-Tax Business Realignment Costs	—	0.3	0.1	4.5
Less: Pre-Tax Gain on Disposal of Fixed Assets	—	—	—	(0.8)
Add: Pre-Tax Environmental Remediation Costs	—	—	—	0.1
Add: Pre-Tax Brazilian Indirect Tax Credits, Net	—	(0.6)	—	(0.5)
Adjusted Operating Income	$6.0	$2.7	$6.2	$16.2

Exhibit 5 – Segment Adjusted Operating Income
Reconciliation of Control Devices Adjusted Operating Income

(USD in millions)	Q4 2022	2022	Q4 2023	2023
Control Devices Operating Income	$5.5	$23.9	$0.9	$13.6

Less: Pre-Tax Gain on Disposal of Fixed Assets	—	—	—	(0.8)
Add: Pre-Tax Environmental Remediation Costs	—	—	—	0.1
Add: Pre-Tax Business Realignment Costs	—	—	—	0.5
Control Devices Adjusted Operating Income	$5.5	$23.9	$0.9	$13.4

Reconciliation of Electronics Adjusted Operating Income

(USD in millions)	Q4 2022	2022	Q4 2023	2023
Electronics Operating Income	$4.9	$5.1	$10.8	$27.3

Add: Pre-Tax Business Realignment Costs	—	—	0.1	2.8
Electronics Adjusted Operating Income	$4.9	$5.1	$11.0	$30.2

Reconciliation of Stoneridge Brazil Adjusted Operating Income

(USD in millions)	Q4 2022	2022	Q4 2023	2023
Stoneridge Brazil Operating Income	$0.8	$3.1	$1.0	$4.5

Add: Pre-Tax Brazilian Indirect Tax Credits, Net	—	(0.6)	—	(0.5)
Add: Pre-Tax Business Realignment Costs	—	0.1	—	—
Stoneridge Brazil Adjusted Operating Income	$0.8	$2.7	$1.0	$4.0

Exhibit 6 – Reconciliation of Adjusted Sales

(USD in millions)	Q4 2022	2022	Q4 2023	2023
Sales	$231.2	$899.9	$229.5	$975.8

Less: Sales from Spot Purchases Recoveries	(6.0)	(58.4)	(0.2)	(14.6)
Adjusted Sales	$225.2	$841.5	$229.4	$961.2

Exhibit 7 – Reconciliation of Electronics Adjusted Sales

(USD in millions)	Q4 2022	2022	Q4 2023	2023
Electronics Sales	$140.7	$533.8	$146.9	$608.2

Less: Sales from Spot Purchases Recoveries	(6.0)	(58.4)	(0.2)	(14.6)
Electronics Adjusted Sales	$134.8	$475.4	$146.8	$593.6

Exhibit 8 – Reconciliation of Adjusted Tax Rate

Reconciliation of Q4 2023 Adjusted Tax Rate
(USD in millions)	Q4 2023	Tax Rate
Income Before Tax	$3.2

Add: Pre-Tax Business Realignment Costs	0.1
Add: Pre-Tax Deferred Financing Fee Write Off	0.3

Adjusted Income Before Tax	$3.7

Income Tax Expense	0.2	6.6%

Add: Tax Impact from Pre-Tax Adjustments	0.1

Adjusted Income Tax Expense	$0.3	8.6%

Reconciliation of Full-Year 2023 Adjusted Tax Rate
(USD in millions)	2023	Tax Rate
Loss Before Tax	$(1.9)

Add: Pre-Tax Business Realignment Costs	4.5
Add: Pre-Tax Brazilian Indirect Tax Credits, Net	(0.5)
Add: Pre-Tax Deferred Financing Fee Write Off	0.3
Add: After-Tax Environmental Remediation Costs	0.1
Less: Pre-Tax Gain on Disposal of Fixed Assets	(0.8)

Adjusted Income Before Tax	$1.8

Income Tax Expense	3.3	nm

Add: Tax Impact from Pre-Tax Adjustments	0.6

Adjusted Income Tax Expense	$3.9	nm

Exhibit 9 – Reconciliation of Compliance Leverage Ratio

Reconciliation of Adjusted EBITDA for Compliance Calculation
(USD in millions)	Q1 2023	Q2 2023	Q3 2023	Q4 2023
Income (Loss) Before Tax	$(8.1)	$(1.5)	$4.4	3.2
Interest Expense, net	2.7	3.1	3.3	3.8
Depreciation and Amortization	8.3	8.4	8.5	8.4
EBITDA	$3.0	$10.0	$16.2	$15.5

Compliance adjustments:
Add: Adjustments from Foreign Currency Impact	1.4	3.1	0.4	(0.7)
Add: Extraordinary, Non-recurring or Unusual Items	0.2	—	0.5	—
Add: Cash Restructuring Charges	1.4	0.5	0.1	0.3
Add: Charges for Transactions, Amendments, and Refinances	—	—	—	0.3
Add: Adjustment to Autotech Investments	0.2	0.3	0.1	(0.1)
Adjusted EBITDA (Compliance)	$6.1	$13.9	$17.4	$15.3

Adjusted TTM EBITDA (Compliance)				$52.7

Reconciliation of Adjusted Cash for Compliance Calculation
(USD in millions)	Q4 2023
Total Cash and Cash Equivalents	$40.8

Less: 35% Cash Foreign Locations	(12.8)
Total Adjusted Cash (Compliance)	$28.0

Reconciliation of Adjusted Debt for Compliance Calculation
(USD in millions)	Q4 2023
Total Debt	$191.5

Outstanding Letters of Credit	1.6
Total Adjusted Debt (Compliance)	$193.0

Adjusted Net Debt (Compliance)	$165.0
Compliance Leverage Ratio (Net Debt / TTM EBITDA)	3.13x